EXHIBIT 11.1


                       CRYSTALLEX INTERNATIONALCORPORATION

                       CODE OF BUSINESS CONDUCT AND ETHICS

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                                TABLE OF CONTENTS

1.       Introduction.........................................................2
2.       Purposes.............................................................2
3.       Compliance...........................................................2
   3.1   Violations...........................................................2
   3.2   Accountability.......................................................3
   3.3   Reporting............................................................3
   3.4   Assistance...........................................................3
4.   Policies and Standards...................................................4
   4.1   Compiance with Laws..................................................4
   4.2   Relationships with Governmental Authorities..........................4
   4.3   Political Activities.................................................4
   4.4   Financial Inducements................................................4
   4.5   Gifts and Benefits...................................................4
   4.6   Conflicts of Interest................................................5
   4.7   Personal Information.................................................6
   4.8   Confidential Information.............................................6
   4.9   Public Disclosure....................................................7
   4.10  Insider Trading......................................................7
   4.11  Information Systems..................................................8
   4.12  Financial Books and Records..........................................8
   4.13  Ore Reserves.........................................................9
   4.14  Corporate Social Responsibility.....................................10
   4.15  Health and Safety...................................................10
   4.16  Environment.........................................................10
   4.17  Equality in Employment..............................................10

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1.       INTRODUCTION

The board of directors (BOARD) of Crystallex International Corporation (CORPORATION) has developed this Code for the purposes set out below. The Code applies to all directors, officers and employees (EMPLOYEES) of the Corporation and its subsidiary entities (CRYSTALLEX GROUP) and members of their immediate families and, where applicable, third parties engaged to represent the Crystallex Group.

The Code is not a prescriptive set of rules. Rather, it is a practical set of policies and standards intended to guide and influence behaviour. As a result, the exercise of common sense and good judgment is required with respect to matters not specifically covered by the Code.

The Board will review and if appropriate make changes to the Code annually. All changes to the Code will be promptly disclosed to the shareholders of the Corporation.

2.       PURPOSES

The purposes of the Code are to deter wrongdoing and to promote:

     2.1 honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and business relationships;

     2.2 full, fair, accurate, timely and understandable disclosure in all reports and documents filed, and other public communications made, by the Crystallex Group;

     2.3  compliance with all applicable laws, regulations and rules;

     2.4  protection and proper use of corporate assets and opportunities;

     2.5  confidentiality with respect to corporate and personal information;

     2.6 fair dealing with security holders, customers, suppliers and competitors;

     2.7  accountability for adherence to the Code; and

     2.8  prompt internal reporting of violations of the Code.

3.       COMPLIANCE

3.1      VIOLATIONS

All Employees must comply with the Code. Employees who violate the Code may be subject to disciplinary action, including dismissal.

Any waiver of the Code with respect to officers and directors of the Corporation may only be made by the Board and must promptly be disclosed to the shareholders of the Corporation.

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No punishment or disciplinary or retaliatory action may be taken against an
Employee for complying with the Code.

3.2      ACCOUNTABILITY

All Employees must be familiar with the Code and seek assistance from their manager or the Corporate Counsel of the Corporation (CORPORATE COUNSEL) or his designate if they do not understand any part of the Code or what to do in any particular situation.

The officers of the Crystallex Group are responsible to the Board for ensuring that Employees comply with the Code and must take reasonable steps to ensure that all Employees and, where applicable, third parties engaged to represent the Crystallex Group are familiar and comply with the Code.

3.3      REPORTING

Employees must report any case of suspected fraud, theft, bribery or other illegal activity involving the Crystallex Group to one or more of the following individuals: their manager, the Corporate Counsel or his designate, the Chief Executive Officer of the Corporation, the Chair of the Audit Committee or the Chair of the Board.

Employees must also report any suspected serious breach of the Code to one or more of the following individuals: their manager, the Corporate Counsel or his designate, the Chief Executive Officer of the Corporation, the Chair of the Audit Committee or the Chair of the Board.

Unless otherwise determined, the Corporate Counsel is responsible for investigating all reports and taking appropriate action, including advising the Chief Executive Officer of the Corporation, the Chair of the Audit Committee and the Chair of the Board.

3.4      ASSISTANCE

Employees who do not understand any part of the Code or what to do in any particular situation should seek assistance from their manager or from the Corporate Counsel or his designate.

The Corporate Counsel can be contacted as follows:

Daniel Ross
Executive Vice-President and Corporate Counsel
Crystallex International Corporation
Suite 1210
18 King Street East
Toronto, ON  M5C 1C4

Telephone:        416.777.7323
Fax:              416.203.0099
E-mail:           dross@crystallex.com

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4.       POLICIES AND STANDARDS

4.1      COMPLIANCE WITH LAWS

Employees must understand and comply with the letter and, where clear, the spirit of all laws, regulations and rules applicable to the Crystallex Group and their own work. Ignorance does not excuse the obligation to comply.

4.2      RELATIONSHIPS WITH GOVERNMENTAL AUTHORITIES

The Crystallex Group seeks to have open, honest and constructive relationships with all governments and governmental, regulatory and other similar bodies having jurisdiction or authority over the Crystallex Group and its business and operations (GOVERNMENTAL AUTHORITIES).

All information provided by Employees to Governmental Authorities must be full, fair, accurate, timely and understandable.

4.3      POLITICAL ACTIVITIES

The Crystallex Group is impartial with respect to party politics.

Employees may participate in political activities as long as they do not do so on company time and do not use the financial or other resources of the Crystallex Group.

4.4      FINANCIAL INDUCEMENTS

Employees must not make payments or give gifts or other favours to third parties to induce or influence them to give business opportunities to, or make business decisions in favour of, the Crystallex Group. Bribes, "kick-backs", secret commissions and similar irregular payments are prohibited.

Minor "facilitating payments" (ie, payments to government officials for expediting routine governmental work or services that they are otherwise required to perform) may be made if the work or service is necessary, there is no reasonable alternative to making the payment, the type and amount of the payment is consistent with what is customary, the payment will not expose the Crystallex Group or its employees to legal action under applicable law or regulation, the Corporate Counsel or his designate has approved the payment and an accurate record is kept of the details of the payment (eg, date, amount, person to whom paid and reason for payment).

4.5      GIFTS AND BENEFITS

Employees must exercise care and good judgment in accepting or offering business-related gifts.

Accepting or offering business-related gifts of moderate value is acceptable in situations where business-related gift giving is legal and in accordance with local business practice and the gifts involved are appropriate for the occasion. Employees must not, however, accept or offer business-related gifts of any kind in circumstances that could be perceived as inducing or influencing the recipient to give business opportunities to, or make business decisions in favour

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of, the Crystallex Group. If there is any doubt with respect to a particular situation, Employees should seek assistance from their manager or from the Corporate Counsel or his designate.

Employees who accept gifts must report the gift to their manager or the Corporate Counsel and his designate. The monetary value of the gift, local customs and legal requirements will be considered when determining whether the gift should be retained by the Employee, given to the Crystallex Group or returned. A gift that is given to the Crystallex Group will normally be donated to a charity or made available to all Employees in the applicable work unit.

The following items must not be accepted or offered as gifts under any circumstances, regardless of value:

           (i)  cash or personal cheques,

          (ii)  drugs or other controlled substances,

         (iii) product or service discounts that are not available to all Employees,

          (iv)  personal use of accommodation or transportation, and

           (v) payments or loans to be used toward the purchase of personal property (other than borrowing on commercial terms from entities who are in the business of lending).

No Employee may request a gift of any kind from a supplier, customer or other person with whom the Crystallex Group conducts business or from a competitor of the Crystallex Group.

4.6      CONFLICTS OF INTEREST

Employees must avoid all situations where their personal interests may conflict, or may be perceived to conflict, with their duties to the Crystallex Group.

The following factors should be considered in evaluating any particular situation:

           (i) any potential positive or negative impact on the Employee's job performance or responsibilities;

          (ii)  whether the Employee has access to confidential information;

         (iii) any potential positive or negative impact on the business or operations of the Crystallex Group;

          (iv) any potential positive or negative impact on the relationships between the Crystallex Group and its customers, suppliers or service providers;

           (v)  any potential positive impact on a competitor's position;

          (vi) any potential financial or other benefit (direct or indirect) to the Employee or customer, supplier or other person with whom the Crystallex Group conducts business; and

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         (vii)  whether the matter would appear improper to an outside observer.

The following are examples of situations in which a possible conflict of interest may arise:

           (i) employment by or service to (eg, as a consultant or director) a competitor, customer, supplier or person with whom the Crystallex Group conducts business;

          (ii) having, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with the Crystallex Group;

         (iii) accepting gifts, favours, loans (other than borrowing on commercial terms from entities that are in the business of lending) or preferential treatment from any person that does business, seeks to do business or competes with the Crystallex Group unless consistent with the policy described under "Gifts and Benefits" above;

          (iv) conducting business on behalf of the Crystallex Group with immediate family members or an entity in which an Employee or his/her immediate family members or friends have a significant financial interest; and

           (v) taking personal advantage of opportunities that are presented to or discovered by an Employee as a result of his/her position with the Crystallex Group or through the use of the property or information of the Crystallex Group.

If there is any doubt with respect to a particular situation, Employees should seek assistance from their manager or from the Corporate Counsel or his designate.

4.7      PERSONAL INFORMATION

Employees who collect personal information from other Employees or third parties on behalf of the Crystallex Group must do so in a lawful, ethical and non-intrusive manner and must inform the individual involved in advance of the purpose for which information is being collected. Employees must take appropriate steps to ensure that all personal information collected by them is accurate and is retained for no longer than necessary.

Employees must maintain the confidentiality of all personal information held by the Crystallex Group. Employees must not disclose such personal information to other Employees unless it is reasonably required by them to perform their jobs. Employees must not disclose such personal information to third parties unless required by applicable law or regulation (and then only to the extent required) or unless the informed consent of the relevant individual has been obtained.

4.8      CONFIDENTIAL INFORMATION

All information that has been developed or acquired by the Crystallex Group, including technical, financial and business information, and not generally disclosed (CONFIDENTIAL INFORMATION) is the property of and confidential to the Crystallex Group and must be protected against theft, loss or misuse.

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Employees must not disclose confidential information to other Employees without authorization from their manager unless it is reasonably required by them to perform their jobs. Employees must not reveal confidential information to third parties (other than approved auditors, lawyers and other professional advisors, financial advisors and banks or other financial institutions) without authorization by the Corporate Counsel or his designate. Such disclosure should be limited only to those who "need-to-know" and be made pursuant to a confidentiality agreement restricting the recipient from disclosing or using the information in an unauthorized manner.

See also the Statement of Policies and Procedures with respect to Confidentiality, Disclosure, Insider Trading and Tipping and Insider Reporting of the Corporation.

Employees must use confidential information only for authorized purposes on behalf of the Crystallex Group and not for their own personal gain or benefit.

4.9      PUBLIC DISCLOSURE

The Corporation is required to make public disclosure of all information with respect to the business, operations or capital of the Crystallex Group that would reasonably be expected to have a significant effect on the market price or value of the securities of the Corporation (MATERIAL INFORMATION). Employees must advise the Corporate Counsel of any developments that may constitute material information.

The Disclosure Committee is responsible for coordinating disclosure of all material information and must approve all internally produced materials containing confidential information (eg, press releases, reports for Governmental Authorities) before they are released or distributed outside the Crystallex Group.

Employees must not make public statements or speeches on topics related to the business and operations of the Crystallex Group without first obtaining the authorization of the Corporate Counsel or his designate.

See also the Statement of Policies and Procedures with respect to Confidentiality, Disclosure, Insider Trading and Tipping and Insider Reporting of the Corporation.

4.10     INSIDER TRADING

Employees are prohibited from buying or selling securities of the Corporation, or securities of a company in a "special relationship" with the Corporation, while in possession of material information concerning the Corporation or the special relationship company that has not been generally disclosed. Employees are also prohibited from disclosing such material information to third parties except in the necessary course of business. These prohibitions also apply to persons to whom Employees may disclose such material information (eg, immediate family members or friends).

A company is in a "special relationship" with the Corporation if such company owns, directly or indirectly, 10% or more of the shares of Crystallex or the company is proposing to make a take-over bid for Crystallex, effect a merger or business combination with Crystallex, acquire a

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substantial interest in Crystallex or its property or enter into any other transaction with Crystallex that is material to Crystallex.

See also the Statement of Policies and Procedures with respect to Confidentiality, Disclosure, Insider Trading and Tipping and Insider Reporting of the Corporation.

4.11     INFORMATION SYSTEMS

The computers and other information systems (eg, voice mail, electronic mail, the Internet, facsimile) of the Crystallex Group (INFORMATION SYSTEMS) are valuable assets of the Crystallex Group.

Employees must comply with the following policies when conducting business on the information systems:

           (i) Employees must protect and maintain the confidentiality of all information communicated or stored using the information systems, including using passwords and properly secured communication methods.

          (ii) Employees may use the information systems for modest personal use if such use is unrelated to outside business activities, does not interfere with the business or operations of the Crystallex Group and is not performed during working hours.

         (iii) Employees must not illegally copy information system software in the course of their employment.

          (iv) All electronic or automated messages created, distributed or stored on the information systems are the property of the Crystallex Group. The Crystallex Group may access these messages from time to time for any reason including to investigate breaches of security or company procedures or to respond to external requests for information that the Crystallex Group is required to provide legally.

           (v) Offensive material (eg, pornography, hate literature) is prohibited.

          (vi) Sensitive transactions (eg, take-over bids, acquisitions) must not be conducted electronically unless an appropriate level of security is implemented to protect confidential information.

4.12     FINANCIAL BOOKS AND RECORDS

All financial and other transactions involving or affecting the Crystallex Group must be properly authorized and approved and fully and accurately recorded in the financial books and records of the Crystallex Group in accordance with applicable laws and regulations, the controls and procedures of the Crystallex Group, generally accepted accounting principles and the highest standards of integrity.

Employees responsible for establishing and managing the financial reporting systems of the Crystallex Group (FINANCE EMPLOYEES) must ensure that:

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         (i)    all business transactions are properly authorized;

         (ii) all records fairly and accurately reflect the transactions or occurrences to which they relate;

         (iii) all records fairly and accurately reflect in reasonable detail the assets, liabilities, revenues and expenditures of the Crystallex Group;

         (iv) the accounting records do not contain any false or intentionally misleading entries;

         (v) no transactions are intentionally misclassified as to accounts, departments or accounting periods; and

         (vi) all transactions are supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

Officers responsible for establishing and managing the financial reporting systems of the Crystallex Group must establish and maintain procedures to:

         (i) educate Finance Employees about, and monitor their compliance with, applicable laws and regulations;

         (ii) identify any possible violations of applicable laws and regulations and report them to the Corporate Counsel and the Audit Committee;

         (iii)  encourage and reward professional integrity;

         (iv) eliminate any pressure to achieve specific financial results by altering records and other entries, misapplying accounting principles or entering into transactions that are designed to circumvent accounting controls or otherwise disguise the true nature of the transaction; and

         (v) encourage Finance Employees to report deviations from accounting practices and procedures.

Employees must not conceal information relating to the Crystallex Group from management or the auditors or legal advisors of the Crystallex Group.

Employees must protect the financial books and records of the Crystallex Group from destruction or tampering.

Questions relating to the financial books and records of the Crystallex Group should be referred to the Chief Financial Officer of the Corporation.

4.13     ORE RESERVES

         The ore reserves and mineral resources of the Crystallex Group must be calculated in accordance with established industry procedures and defined in a manner consistent with applicable laws,

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regulations and rules. Ore reserve and other mineral resource estimates are confidential information until generally disclosed.

4.14     CORPORATE SOCIAL RESPONSIBILITY

The Crystallex Group is committed to sustainable development. Health, safety, environment and community responsibilities are integral to the way in which the Crystallex Group conducts its business.

4.15     HEALTH AND SAFETY

The most valuable assets of the Crystallex Group are its people. The Crystallex Group is committed to providing a safe, healthy and productive work environment and promoting safe and productive work practices throughout its operations.

Employees must comply with all occupational health and safety laws, regulations and rules applicable to the business and operations of the Crystallex Group and their own work. Employees have a responsibility to promote health and safety in the workplace and must report or correct dangerous conditions immediately so that workplace accidents are minimized.

The misuse of drugs and other controlled substances, both legal and illegal, interferes with a safe, healthy and productive work environment and is prohibited. Employees must not use, possess, distribute or sell illegal drugs or other controlled substances on premises or in vehicles owned, leased or occupied by the Crystallex Group or while conducting business for or on behalf of the Crystallex Group.

Employees must not work while under the influence of drugs or alcohol. Employees who are taking a drug or other medication, whether or not prescribed by a physician, that could impair judgment, coordination or other senses important to the safe and productive performance of work, must notify their manager before starting work. The manager will determine whether the Employee can work and will impose any necessary work restrictions.

4.16     ENVIRONMENT

Employees must comply with all environmental laws, regulations and rules applicable to the business and operations of the Crystallex Group and their own work.

4.17     EQUALITY IN EMPLOYMENT

The Crystallex Group does not permit discrimination, intimidation or harassment of, or by, Employees on the basis of race, gender, marital status, national origin or religious beliefs or on the basis of any other personal characteristics protected by law. Employees are entitled to freedom from sexual and all other forms of personal harassment. They are also entitled to have their dignity honoured and their rights protected.

Discrimination is not permitted anywhere in the Crystallex Group or in any part of the employment relationship, including recruitment, promotion, training, opportunities, salary, benefits and terminations. Employees must promote and maintain an environment that encourages personal respect and mutual trust. Differences between individuals, such as race, gender, religion and physical limitations, must be respected.
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